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Pricing Supplement dated December 17, 2003	             Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			 File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $100,000,000		  Trade Date: December 17, 2003
Issue Price: See "Plan of Distribution"	  Original Issue Date: December 22, 2003
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $99,940,000
	Terms of the Notes -- Interest"	  Principal's Discount
Interest Payment Period: Quarterly	     or Commission: 0.06%
Stated Maturity Date: December 22, 2005

________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
     [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note		       (Fixed Rate Commencement
            (Fixed Interest Rate): 			   Date):
     [ ]  Other Floating Rate Note		       (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
	 [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
	 [X]  LIBOR  [ ]  Treasury Rate		[ ]  Other (see attached)
		      If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
    						  [X]  Telerate Page: 3750

     Initial Interest Reset Date: March 22, 2004   Spread (+/-): -0.03%
     Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
     Interest Reset Dates: March 22, June 22,	   Maximum Interest Rate: N/A
      September 22, December 22
     Interest Payment Dates: March 22, June 22,    Minimum Interest Rate:  N/A
      September 22, December 22, commencing        Index Maturity: 3 month
      March 22, 2004				   Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from December 22, 2003 to December 22, 2005
     [ ]  Other (see attached)

Redemption:
     [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]	The Notes may be redeemed prior to Stated Maturity Date.
		Initial Redemption Date: N/A
		Initial Redemption Percentage: N/A
		Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]	The Notes can be repaid prior to the Stated Maturity Date at
		the option of the holder of the Notes.
		Optional Repayment Date(s):
		Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
	   (If other than U.S. dollars, see attached)
     Minimum Denominations:
	   (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			    ___________________________

			    J.P. Morgan Securities Inc.


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                            ADDITIONAL TERMS OF THE NOTES

Interest

The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on December 18, 2003 minus 0.03%.


Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated
September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal. amount. JP Morgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JP Morgan.

	Under the terms and conditions of the Agreement, JP Morgan is committed to take and pay for all of the Notes offered hereby if any are taken.